EXHIBIT 5.1

November 18, 2005

eGain Communications Corporation

345 E. Middlefield Road

Mountain View, CA 94043

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for eGain Communications Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of (i) 460,000 shares of the common stock of the Company pursuant to the eGain Communications Corporation 2005 Stock Incentive Plan (the “2005 Plan”) and (ii) 962,400 shares of the common stock of the Company pursuant to the eGain Communications Corporation 2005 Management Stock Option Plan (the “2005 Management Plan” and together with the 2005 Plan, the “Plans”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the shares of common stock of the Company have been duly authorized and, when issued and sold in accordance with the Plans, will be legally issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP

PILLSBURY WINTHROP SHAW PITTMAN LLP